Exhibit 10.40

November 12, 2020

Michelle Hodges
5831 Country View Drive
Yorba Linda, CA 92866

Dear Michelle:

We are pleased to extend the following offer of employment to you:

Title:    Senior Vice President, General Counsel

Reporting to:    Doug Bryant – President & CEO

Compensation:    $15,000.00 bi-weekly ($390,000 annualized)

Annual Bonus:    You will participate in our bonus plan with a target bonus of 75% at achievement of plan. Eligibility for the Incentive Compensation Plan (ICP) will begin in 2021.

New Hire Equity:    You will receive a grant equal to $360,000 in total value with half of such value awarded in the form of non-qualified stock options (vesting over four years with 50% vesting on the second anniversary of the grant date and annually thereafter) and half of such value in the form of time-based restricted stock (vesting 25% each year). The purchase price of the non-qualified options will be the closing NASDAQ market price of Quidel’s stock on your date of hire.

Vacation:    Vacation for employees at the director level and above is untracked. That means that there is no accrual account but instead you take vacation in consultation with your supervisor as your work allows. Members of the leadership team take an average of four weeks of vacation per year.

Start Date:    December 1, 2020

In addition to the above, as a Quidel employee, you will be eligible to participate in our benefits programs, which will take effect on your first day of employment. The specific details of these benefit plans will be provided to you upon your employment.

As a condition of employment with Quidel Corporation, you will be required to: (1) read, sign and return one copy of the enclosed Invention and Confidential Information Agreement; (2) read, sign and return one copy of the “Certificate of Acknowledgement” of the enclosed Employee Code of Conduct; (3) read, sign and return one copy of the enclosed Post Offer Veteran Self ID form; (4) read, sign and return one copy of the enclosed Voluntary Self-Identification of Disability form; (5) read, sign and return one copy of the enclosed MVR Release and Consent form; and (6) on your first day of employment, provide original documents from the enclosed List of Acceptable Documents (I-9) which prove your identity and right to work in the United States.

This offer of employment is contingent upon successfully passing a pre-employment drug screen, background and reference check. We will be in contact with you to set up your drug screen appointment, which must be completed as soon as reasonably possible.

Quidel Corporation is an at-will employer. This means that you have the right to terminate your employment with Quidel at any time, for any reason, with or without notice. Similarly, Quidel has the right to terminate the employment relationship at any time, for any reason, with or without notice. Any contrary representations, which may have been made to you, are superseded by this offer. Any modifications to this “at-will” term of your employment must be in writing and signed by you and Quidel’s President & CEO.

This offer expires in four days. Please indicate your acceptance of our offer by signing and returning a copy of this letter to Human Resources as soon as possible.

Michelle, on behalf of Quidel’s shareholders and board of directors, we look forward to having you join us as we work together to provide quality products to the medical community and to create value for the employees and shareholders of Quidel Corporation.

Sincerely,

/s/ Dina Purvis

Dina Purvis
Vice President, Human Resources

cc: Human Resources (for file)
Enclosures

I have read, understand and accept these terms and conditions of employment. I further understand that while my salary, benefits, job title and job duties may change from time to time without a written modification of this agreement, the at-will term of my employment is a term of employment which cannot be altered or modified except in writing, signed by me and Quidel’s President & CEO.

/s/ Michelle Hodges    12/1/2020
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Signature    Date